        FOR IMMEDIATE RELEASE
        Nicole Culbertson
        (650) 849-1649

Essex Property Trust, Inc. Announces Pricing of 1.5 Million
Common Stock Offering

        Palo Alto, California - May 4, 2007 - Essex Property Trust, Inc. (NYSE:ESS) announced today the pricing of an underwritten public offering of 1.5 million shares of its common stock at $128.65 per share. UBS Investment Bank acted as sole underwriter for the offering. The Company has granted the underwriter an option to purchase up to an additional 225,000 shares to cover the over-allotments, if any.

        The Company intends to use the net proceeds to repay certain indebtedness and for general corporate purposes.

        A prospectus relating to the offering may be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

        Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 132 apartment communities (27,387 units), and has 908 units in various stages of development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com